Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Annual Report on Form 20-F of Linux Gold Corp. (the “Company”) for the year ended February 28, 2010 of our report dated June 22, 2010, relating to the Company’s consolidated balance sheets as of February 28, 2010 and the related consolidated statements of operations, comprehensive loss, stockholder’s equity (deficit) and cash flows for the year ended February 28, 2010.

DATED June 28, 2010

/s/ ACAL Group Chartered Accountants
By: ACAL Group Chartered Accountants